Exhibit 4.79(c)

Comet Ridge Project
TC Deed of Security

Dated	9 June	2004

Tipperary Corporation (ABN 66 337 311 073) (“Chargor”)

ANZ Fiduciary Services Pty Limited (ABN 91 100 709 493) (“Security Trustee”)

Mallesons Stephen Jaques

Level 60

Governor Phillip Tower

1 Farrer Place

Sydney   NSW   2000

Australia

T +61 2 9296 2000

F +61 2 9296 3999

DX 113 Sydney

www.mallesons.com

Contents

Details

General terms

1	Consideration

2	Charge and mortgage

2.1	Charge
2.2	Mortgage
2.3	Chargor as trustee
2.4	Agreement to reassign
2.5	Ensure no default
2.6	Survival of obligations
2.7	Petroleum Act
2.8	Limited recourse
2.9	When the limit does not apply
2.10	Debenture

3	Nature of charge

3.1	Fixed and floating charge
3.2	Conversion to fixed charge

4	Restrictions on dealing with Secured Property

4.1	Restrictions
4.2	Priority agreement

5	Payments, interest and currency conversion

5.1	When the Chargor must pay
5.2	Payments
5.3	Interest
5.4	Interest capitalised
5.5	Obligation not affected
5.6	Interest following judgment
5.7	Currency conversion

6	Covenants

6.1	General
6.2	Bank Accounts
6.3	Mortgaged Documents
6.4	Further assurances
6.5	Security Trustee may fill in blanks
6.6	Security Trustee may register

7	Rights and powers of Security Trustee

7.1	Authority to deal
7.2	Right to rectify
7.3	Payment of income to Security Trustee

i

7.4	No liability to account
7.5	Security Trustee may give up possession
7.6	No obligation on Security Trustee
7.7	Security Trustee may rely on third party certificates

8	Security Trustee’s right to enter

8.1	General
8.2	Reasonable notice

9	Representations and warranties

9.1	General
9.2	Reliance

10	Default

10.1	Events of Default
10.2	Security Trustee’s powers on default
10.3	Order of enforcement
10.4	Crystallisation of floating charge
10.5	Replacement of fixed charge with floating charge
10.6	Notice to Depositee

11	Appointment of Receiver

11.1	Security Trustee may appoint
11.2	Removal
11.3	Appointment of new Receiver
11.4	Receiver is Chargor’s agent
11.5	Remuneration
11.6	Two or more Receivers
11.7	Exercise of powers

12	Powers of Receiver

13	Disposal of the Secured Property is final

14	Exclusion of statutory notices

14.1	No requirement to give notice

15	Costs, charges, expenses and indemnities

15.1	Costs
15.2	Scope of costs
15.3	Indemnity
15.4	Payment of third party losses
15.5	Currency indemnity
15.6	Acts to be done at Chargor’s cost
15.7	Exclusion

16	Application of money

16.1	Application

16.2	Insurance proceeds
16.3	Order of payment
16.4	Amount to be credited
16.5	Contingent payments

17	Release

18	Preservation of Security Trustee’s rights

18.1	Rights and liabilities not affected
18.2	No merger with Chargor’s undertaking
18.3	Other Encumbrances or judgments
18.4	Current obligations
18.5	Collateral Security not affected
18.6	Security Trustee may retain documents
18.7	No requirement to resort to other Encumbrances
18.8	No obligation to inquire
18.9	Title not affected by notice
18.10	Liability not affected
18.11	Claims that payments are void

19	Power of attorney

19.1	Appointment
19.2	Scope of power
19.3	Ratification

20	Priority amount

21	Notices

21.1	Form
21.2	Delivery
21.3	When effective
21.4	Deemed receipt - postal
21.5	Deemed receipt - fax
21.6	Deemed receipt - general

22	Dealing with interests

23	Miscellaneous

23.1	Prompt performance
23.2	Certificates
23.3	Discretion in exercising rights
23.4	Partial exercising of rights
23.5	Waiver and variation
23.6	Supervening legislation
23.7	Approvals and consent
23.8	Set off
23.9	Remedies cumulative
23.10	No liability for loss

23.11	Conflict of interest
23.12	Security Trustee or Receiver in possession
23.13	Continuing security
23.14	Indemnities
23.15	Inconsistent law
23.16	Superannuation legislation
23.17	Time of the essence
23.18	Confidentiality
23.19	Each signatory bound
23.20	Receipts
23.21	Counterparts

24	Governing law, jurisdiction and service of process

24.1	Governing law
24.2	Serving documents
24.3	Appointment of Process Agent

25	Interpretation

25.1	Definitions
25.2	Interpretation
25.3	Headings
25.4	Cross-referred definitions
25.5	Payment of all the Secured Money
25.6	Capacity of Security Trustee

Schedule 1 - Collateral Security

Schedule 2 - (Clause 6.2) Notice of assignment - Bank Accounts

Schedule 3 - (Clause 6.4) Notice of Assignment - Mortgaged Documents

Signing page

Comet Ridge Project
TC Deed of Security

Details

Interpretation - definitions are at the end of the General terms

Parties	Chargor and Security Trustee

Chargor	Name	Tipperary Corporation

	ABN	66 337 311 073

	Incorporated in	Texas

	Address	633 17th Street, Suite 1550, Denver, Colorado 80202

	Telephone	+1 303 293 9379

	Fax	+1 303 292 3428

	Attention	David L Bradshaw

Security Trustee	Name	ANZ Fiduciary Services Pty Limited
	ABN	ABN 91 100 709 493

	Address	Level 17, 530 Collins Street, Melbourne, Victoria

	Telephone	+613 9273 2604

	Fax	+613 9273 3670

	Attention	Security Trustee - Tipperary Project

Governing law	Queensland

Date of deed	See Signing page

General terms

1                                          Consideration

The Chargor acknowledges giving this charge and mortgage and incurring obligations and giving rights under this deed for valuable consideration received from the Security Trustee and the Security Beneficiaries.

2                                          Charge and mortgage

2.1                                Charge

Subject to clause 2.7 (“Petroleum Act”), the Chargor charges all of the Secured Property to the Security Trustee as security for payment of the Secured Money.

2.2                                Mortgage

Subject to clause 2.7 (“Petroleum Act”), the Chargor assigns all of the Mortgaged Property to the Security Trustee by way of legal mortgage as security for payment of the Secured Money.

2.3                                Chargor as trustee

The Chargor charges and assigns by way of legal mortgage the Secured Property as beneficial owner unless the Chargor is a trustee or holds any property on trust (whether express, implied, constructive, by operation of law or otherwise). In that case, the Chargor charges and assigns by way of legal mortgage:

(a)                                   the Secured Property comprising the trust fund of the trust or which it holds on trust (whether express, implied, constructive, by operation of law or otherwise) as trustee; and

(b)                                  the balance of the Secured Property as beneficial owner.

2.4                                Agreement to reassign

The Security Trustee agrees to reassign all of the Mortgaged Property to the Chargor at the request of the Chargor on payment of all of the Secured Money including Secured Money falling within paragraph (d) of the definition of Secured Money.

2.5                                Ensure no default

The Chargor agrees to ensure that there is no Event of Default or Potential Event of Default.

2.6                                Survival of obligations

The Chargor’s obligations under this charge and mortgage continue even if the Security Trustee releases the Secured Property from this charge and mortgage or re-assigns the Mortgaged Property.

2.7                                Petroleum Act

(a)                                   Despite clauses 2.1 (“Charge”) and 2.2 (“Mortgage”), if by virtue of the Petroleum Act the interest of the Chargor in a Project Production Lease or Project Pipeline Licence cannot be charged or mortgaged without the prior consent or approval of a Governmental Agency or a Minister in right of the Crown, the Chargor agrees to charge and assign by way of legal mortgage its interest in that Project Production Lease or Project Pipeline Licence to the Security Trustee as security for the payment of the Secured Money, when the consent or approval of that Governmental Agency or Minister in right of the Crown is obtained.

(b)                                  The Chargor must use all reasonable endeavours to obtain all such consents and approvals as soon as possible.

2.8                                Limited recourse

The Chargor’s liability to pay any amount under this charge and mortgage, may be discharged from, and the recourse of the Security Trustee in respect of that liability is limited to, only the Secured Property.

This applies despite anything else in this charge and mortgage but subject to the rest of this clause 2.8 and clause 2.9 (“When the limit does not apply”).

The Security Trustee may:

(a)                                   do anything necessary to enforce its rights in connection with the Secured Property; and

(b)                                  take proceedings to obtain:

(i)                                      an injunction or other order to restrain any breach of the Finance Documents by the Chargor; or

(ii)                                   declaratory relief or other similar judgment or order as to the obligations of the Chargor under the Finance Documents.

However, the Security Trustee may not seek to recover any shortfall in the amounts owing to it under this charge and mortgage by bringing proceedings against the Chargor or applying to have it wound up.

2.9                                When the limit does not apply

The Security Trustee may take action against the Chargor personally for all amounts payable by it under this charge and mortgage in the event of:

(a)                                   the Chargor’s fraud, gross negligence or wilful misconduct in connection with the Finance Documents; or

(b)                                  (i)                                      a representation or warranty by or on behalf of the Chargor under the Finance Documents being found to have been incorrect or misleading when made or taken to be made; or

(iii)                                the Chargor’s failure to comply with its obligations (other than an obligation to pay money) under the Finance Documents,

where the Security Trustee or a Security Beneficiary determines that the circumstance was a material factor in the determination by it or a Security Beneficiary to give an instruction to the Agent to act under clause 21.2 of the Project Facilities Agreement.

2.10                         Debenture

The Chargor acknowledges and agrees that this charge and mortgage is a debenture which secures payment to the Security Trustee of:

(a)                                   the Secured Money; and

(b)                                  without limiting the definition of “Secured Money” or paragraph (a), an indebtedness of $10 owed by the Chargor to the Security Trustee.

The Chargor undertakes to pay the indebtedness described in paragraph (b) to the Security Trustee on demand.

3                                          Nature of charge

3.1                                Fixed and floating charge

This charge is:

(a)                                   a fixed charge on all present and future:

(i)                                      Secured Property other than gas extracted from the Project Area; and

(ii)                                   any other property if clauses 3.2 (“Conversion to fixed charge”) or 10.4 (“Crystallisation of floating charge”) say the charge is to be fixed over the property; and

(b)                                  a floating charge on the Secured Property over which the charge is not fixed.

3.2                                Conversion to fixed charge

By notice given at any time to the Chargor whilst an Event of Default subsists, the Security Trustee may convert the floating charge to a fixed charge in relation to the Secured Property specified in the notice.

4                                          Restrictions on dealing with Secured Property

4.1                                Restrictions

Without the consent of the Security Trustee, the Chargor may not, and may not agree, purport, attempt or take any step, to do any of the following except to the extent expressly permitted by the Project Facilities Agreement (provided it is not otherwise prohibited by the Project Facilities Agreement and will not otherwise give rise to a breach of the Project Facilities Agreement, a Potential Event of Default or an Event of Default):

(a)                                   in respect of the Secured Property over which this charge is fixed or the Mortgaged Property:

(i)                                      sell or dispose of it; or

(ii)                                   lease or license it, or deal with any existing lease or licence (including allowing a surrender or variation); or

(iii)                                part with possession of it; or

(iv)                               allow a set-off or combination of accounts; or

(v)                                  change its nature; or

(vi)                               waive any of the Chargor’s rights or release any person from its obligations in connection with it; or

(vii)                            deal in any other way with it or any interest in it, or allow any interest in it to arise or be varied; or

(b)                                  cause or permit a Mortgaged Document to be varied, repudiated, rescinded or terminated or rendered void, voidable or unenforceable; or

(c)                                   abandon, settle, compromise or discontinue or become nonsuited in respect of proceedings against any person (other than the Security Trustee) in connection with the Secured Property (including a Third Party); or

(d)                                  cause or permit the operating procedures of the Bank Accounts to be varied, repudiated, rescinded, terminated or rendered void, voidable or unenforceable; or

(e)                                   create or allow to exist another Encumbrance in connection with the Secured Property, other than any Permitted Encumbrances; or

(f)                                     dispose of, deal with or part with possession of any interest in the Secured Property which is not Mortgaged Property, over which this charge is floating except in the ordinary course of its business; or

(g)                                  deal in any way with this charge and mortgage or any interest within it, or allow any interest in it to arise or be varied.

4.2                                Priority agreement

If the Chargor creates or allows to exist an Encumbrance other than a Permitted Encumbrance over the Secured Property or agrees, proposes to or takes any step to do so without the consent of the Security Trustee, then, despite anything contained in this deed, any Collateral Security or any Transaction Document:

(a)                                   the Chargor must immediately procure that; and

(b)                                  the Security Trustee and the Secured Beneficiaries need not provide any further accommodation under the Finance Documents until the Chargor procures that,

a priority agreement is entered into between the persons and in a form acceptable to the Security Trustee.  The Security Trustee’s and Security Beneficiaries’ other rights which arise if the Chargor so creates or allows to exist an Encumbrance are not affected by this clause.

5                                          Payments, interest and currency conversion

5.1                                When the Chargor must pay

The Chargor agrees to pay the Secured Money in accordance with the terms of any agreement in writing to do so between the Chargor and the Security Trustee.  However, if either:

(a)                                   there is no such agreement; or

(b)                                  an Event of Default has occurred,

the Chargor agrees to pay the Security Trustee on demand that part of the Secured Money specified in the demand.

5.2                                Payments

The Chargor agrees to make payments under this deed:

(a)                                   in full without set-off or counterclaim, and without deduction in respect of Taxes unless prohibited by law; and

(b)                                  if the payment relates to the Secured Money, in the currency in which the payment is due, and otherwise in Australian dollars in immediately available funds.

5.3                                Interest

If the Chargor need not otherwise pay interest on the Secured Money, then the Chargor agrees to pay interest on the Secured Money from when it becomes due for payment, during the period that it remains unpaid, on demand or at times determined by the Security Trustee, calculated on daily balances.  The rate to be applied to each daily balance of the Secured Money is 4% per annum above the 60 day Bank Bill Swap Reference Rate last published on or before that day in The Australian Financial Review (or if no such rate is published, another rate set by the Security Trustee in good faith).

5.4                                Interest capitalised

Interest payable under clause 5.3 (“Interest”) which is not paid when due for payment may be capitalised by the Security Trustee at intervals which the Security Trustee determines from time to time or if no determination is made, then on the first day of each month.  Interest is payable on capitalised interest at the rate and in the manner referred to in clause 5.3 (“Interest”).

5.5                                Obligation not affected

The Chargor’s obligation to pay the Secured Money on the date it becomes due for payment is not affected by clauses 5.3 (“Interest”) and 5.4 (“Interest capitalised”).

5.6                                Interest following judgment

If a liability of the Chargor under this deed becomes merged in a judgment or order, then the Chargor agrees to pay interest to the Security Trustee on the amount of that liability as an independent obligation.  This interest accrues from the date the liability becomes due for payment both before and after the judgment or order until it is paid, at a rate that is the higher of the rate payable under the judgment or order and the rate referred to in clause 5.3 (“Interest”).

5.7                                Currency conversion

The Chargor waives any right it has in any jurisdiction to pay an amount other than in the currency in which it is due.  However, if the Security Trustee receives payment in a currency other than that in which it is due:

(a)                                   the Security Trustee may convert the amount received into the due currency on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as the Security Trustee reasonably considers appropriate.  It may deduct its usual Costs in connection with the conversion; and

(b)                                  the Chargor satisfies its obligation to pay in the due currency only to the extent of the amount of the due currency purchased after deducting the Costs of conversion.

The Chargor acknowledges that it may be necessary for the Security Trustee to convert amounts received through a currency other than the due currency.

6                                          Covenants

6.1                                General

The Chargor agrees to comply with all of its obligations under the Finance Documents in accordance with their terms.

6.2                                Bank Accounts

The Chargor agrees, unless the Security Trustee otherwise agrees:

(a)                                   to execute and deliver to the Account Bank immediately after executing this deed and upon each occasion upon which a new

Account Bank is appointed a notice in the form set out in schedule 2 (or such other form as agreed by the Security Trustee); and

(b)                                  agrees to procure that the Account Bank delivers as soon as practicable to the Security Trustee a copy of that notice with the endorsement signed on behalf of the Account Bank (and in any event within seven days of giving the notice to the Account Bank).

6.3                                Mortgaged Documents

The Chargor must:

(a)                                   at the request of the Security Trustee, procure the Third Party to any document, obligation or arrangement which the Security Trustee determines is material to enter into a tripartite agreement with the Security Trustee and the Chargor on such terms as the Security Trustee reasonably requires; and

(b)                                  upon the reasonable request of the Security Trustee in respect of any Mortgaged Document entered into after the date of this deed, give notice to each Third Party of this charge and mortgage in respect of the Mortgaged Document, such notice to be in substantially the form of schedule 3 (or such other form as reasonably required by the Security Trustee); and

(c)                                   agrees to procure that the Third Party delivers as soon as practicable to the Security Trustee a copy of that notice with the endorsement signed on behalf of the Third Party; and

(d)                                  Paragraph (a) does not limit paragraph (b) and vice versa.

6.4                                Further assurances

The Chargor agrees at its own expense to:

(a)                                   execute in favour of the Security Trustee, or as the Security Trustee directs, and in form stipulated by the Security Trustee, further documents, including Encumbrances; and

(b)                                  do any other things the Security Trustee stipulates,

in order to:

(i)                                      provide more effective security to the Security Trustee and each Security Beneficiary over the Secured Property for the payment of the Secured Money; or

(ii)                                   enable the Security Trustee and each Security Beneficiary to exercise its rights in connection with the Secured Property; or

(iii)                                enable the Security Trustee to register this charge and mortgage with the priority required by the Security Trustee; or

(iv)                               enable the Security Trustee to obtain the consent to this charge and mortgage of any Third Party or of any other person; or

(v)                                  facilitate the realisation of any of the Secured Property; or

(vi)                               enable the Security Trustee to register the power of attorney in clause 19 (“Power of attorney”) or a similar power; or

(vii)                            show whether the Chargor is complying with this charge and mortgage.

6.5                                Security Trustee may fill in blanks

The Security Trustee or an Authorised Officer of the Security Trustee may fill in any blanks in this deed and complete in favour of the Security Trustee or anyone purchasing under the powers given by this deed any instrument executed by or on behalf of the Chargor in blank and deposited with the Security Trustee in connection with this deed (such as Corporations Act forms or transfers for the Secured Property).

6.6                                Security Trustee may register

The Security Trustee may register this deed at the Chargor’s expense as a charge and mortgage on any appropriate register and the Chargor agrees to obtain all requisite consents under any Encumbrance over property of the Chargor created prior to this deed.  The Chargor agrees to procure execution of all documents required by the Security Trustee which are necessary to register this deed.

7                                          Rights and powers of Security Trustee

7.1                                Authority to deal

The Security Trustee may assign or otherwise deal with its rights under this charge and mortgage in any way it considers appropriate.  If the Security Trustee does this, the Chargor may not claim against any assignee (or any other person who has an interest in this charge and mortgage) any right of set-off or other rights the Chargor has against the Security Trustee.

7.2                                Right to rectify

The Security Trustee may do anything which should have been done by the Chargor under this deed or the Transaction Documents but which has not been done or which the Security Trustee considers has not been done properly.  If the Security Trustee does so, the Chargor agrees to pay the Security Trustee’s Costs on demand.

7.3                                Payment of income to Security Trustee

The Chargor agrees to ensure that rent and other income in respect of the Secured Property are paid to the Security Trustee on request from the Security Trustee (which requests may only be made while the Security Trustee reasonably believes that a Review Event, an Event of Default or

Potential Event of Default may be subsisting).  If, despite this, they are paid to the Chargor, the Chargor agrees to pay them to the Security Trustee.  In each case, the Security Trustee agrees to use the money it receives as set out in clause 16 (“Application of money”).

7.4                                No liability to account

If either the Security Trustee or a Receiver exercises its rights under this deed, exercises its rights conferred by law or takes possession of the Secured Property, then neither of them is liable to account as mortgagee in possession.

7.5                                Security Trustee may give up possession

The Security Trustee may give up possession of the Secured Property at any time.

7.6                                No obligation on Security Trustee

The Security Trustee need not:

(a)                                   do anything to obtain payment of any income in respect of the Secured Property; or

(b)                                  exercise rights in respect of the Secured Property; or

(c)                                   sell the Secured Property; or

even if it has reason to believe that the value of the Secured Property may fall.  The Security Trustee is not responsible for loss as a result of such a failure to act or delay in so acting.

7.7                                Security Trustee may rely on third party certificates

The Security Trustee may rely on a certificate from any other person with an Encumbrance in connection with the Secured Property as to the amount that is owed to that other person.

8                                          Security Trustee’s right to enter

8.1                                General

The Security Trustee or a person authorised by the Security Trustee may enter at all reasonable times (at any time while the Security Trustee reasonably believes that a Potential Event of Default, Event of Default or Review Event may be subsisting) on land or buildings owned or occupied by the Chargor, any place where the Secured Property is located or the place of business or registered officer of the Chargor to:

(a)                                   inspect the condition of the Secured Property; or

(b)                                  determine whether the terms of this deed or the Transaction Documents are being complied with; or

(c)                                   carry out the Security Trustee’s rights under this deed; or

(d)                                  inspect and take copies of records relating to the Chargor or the Secured Property; or

(e)                                   investigate the affairs, business or financial position of the Chargor or its Subsidiaries; or

(f)                                     exercise the rights of the Security Trustee under clause 7.2 (“Right to rectify”).

The Chargor also agrees to obtain for the Security Trustee for these purposes the right to enter land and buildings owned or occupied by the Chargor’s Subsidiaries, any place of business of its Subsidiaries, any place where any of its Subsidiaries’ property is located or the registered office of any of its Subsidiaries.

8.2                                Reasonable notice

While the Security Trustee does not reasonably believe that a Potential Event of Default, Event of Default or Review Event may be subsisting, it agrees to give the Chargor reasonable notice of entry. The Chargor agrees to help the person authorised to enter including, obtaining any necessary consent.

9                                          Representations and warranties

9.1                                General

The Chargor gives and repeats the representations and warranties in the Finance Documents, to the Security Trustee, at the same time as it gives or repeats them in the Finance Documents.

9.2                                Reliance

The Chargor acknowledges that the Security Trustee and the Security Beneficiaries have entered or are entering into the Finance Documents in reliance on the representations and warranties in this clause 9.

10                                   Default

10.1                         Events of Default

It is an Event of Default if an “event of default” as defined in the Project Facilities Agreement or another Finance Document occurs.

10.2                         Security Trustee’s powers on default

After an Event of Default occurs, the Security Trustee may do one or more of the following in addition to anything else the law or other provisions of this deed allows the Security Trustee to do as chargee or mortgagee:

(a)                                   sue the Chargor for the Secured Money; and

(b)                                  appoint one or more Receivers; and

(c)                                   do anything that a Receiver could do under clause 12 (“Powers of Receiver”).

10.3                         Order of enforcement

The Security Trustee may enforce this charge and mortgage before it enforces other rights or remedies:

(a)                                   against any other person; or

(b)                                  under another document, such as another Encumbrance.

If the Security Trustee has more than one Encumbrance, it may enforce them in any order it chooses.

10.4                         Crystallisation of floating charge

If the charge created by the Chargor under this deed has not otherwise taken effect as a fixed charge under clause 3.2 (“Conversion to fixed charge”) or by operation of law, it takes effect as a fixed charge automatically and immediately:

(a)                                   over all of the Secured Property if:

(i)                                      the Chargor or any of its Subsidiaries is or becomes Insolvent; or

(ii)                                   a controller (as defined in the Corporations Act) is appointed in respect of any part of the property of the Chargor or its Subsidiaries; or

(b)                                  over any Secured Property affected if:

(i)                                      the Chargor breaches clause 4 (“Restrictions on dealing with Secured Property”); or

(ii)                                   distress is levied or a judgment order or Encumbrance is enforced, becomes enforceable or would become enforceable by the giving of notice or following lapse of time or fulfilment of a condition; or

(iii)                                the Chargor creates or allows to exist an Encumbrance over any of the Secured Property or an Encumbrance comes into existence over any of the Secured Property, other than in accordance with the deed; or

(iv)                               any person takes any step, or attempts or agrees to do any thing, which may result in Taxes, or an amount owing to an authority, ranking ahead of the floating charge (including issuing a notice or direction that has the effect of giving an authority a preference, priority or advantage over creditors), in respect of that Secured Property;

(c)                                   if an Event of Default occurs and the charge under this deed has not already become a fixed charge over the Secured Property, on receipt by the Chargor of a notice from the Security Trustee to that effect; or

(d)                                  if the law provides that the charge becomes fixed.

10.5                         Replacement of fixed charge with floating charge

At any time after the charge under this deed has taken effect as a fixed charge over Secured Property, the Security Trustee may give a notice to the Chargor stating that, from the effective date specified in the notice, the Secured Property specified in the notice is released from a fixed charge and is then again subject to a floating charge.  Secured Property can become subject to a floating or a fixed charge under this clause and clauses 3.2 (“Conversion to fixed charge”) and 10.4 (“Crystallisation of floating charge”) any number of times.

10.6                         Notice to Depositee

After an Event of Default, the Security Trustee may give notice to the Depositee that the Security Trustee may operate the Bank Accounts in accordance with clause 12.2(z) (“Powers of a Receiver”).  If this notice is given, the Chargor agrees that the Depositee:

(a)                                   need not enquire whether the Security Trustee is in fact entitled to give such a notice; and

(b)                                  is directed by the Chargor to act in accordance with the notice without reference to the Chargor.

The Chargor acknowledges that the direction in paragraph (b) cannot be revoked or varied by the Chargor except with the consent of the Security Trustee.

11                                   Appointment of Receiver

11.1                         Security Trustee may appoint

In addition to its powers under clause 10.2 (“Security Trustee’s powers on default”), the Security Trustee may appoint one or more Receivers:

(a)                                   to all or any part of the Secured Property (or its income):

(i)                                      at any time after an Event of Default has occurred; or

(ii)                                   after receiving a request to do so by the directors of the Chargor; or

(b)                                  to any part of the Secured Property or its income over which this charge becomes fixed under clause 10.4(b)(iv).

11.2                         Removal

The Security Trustee may remove a Receiver.

11.3                         Appointment of new Receiver

If a Receiver is removed, retires or dies, then the Security Trustee may appoint a new Receiver.  The Security Trustee may also appoint new or additional Receivers.

11.4                         Receiver is Chargor’s agent

A Receiver is the agent of the Chargor in respect of the Secured Property of which the Receiver has been appointed unless the Security Trustee notifies the Chargor that the Receiver is to act as the agent of the Security Trustee.  The Chargor is solely responsible for anything done or not done by the Receiver, and for the Receiver’s remuneration and Costs.

11.5                         Remuneration

The Security Trustee may fix the remuneration of a Receiver at an amount or rate of commission agreed between the Security Trustee and the Receiver or, in the absence of agreement, at an amount or rate determined by the Security Trustee.

11.6                         Two or more Receivers

If two or more persons are appointed as Receiver to the same part of the Secured Property, then the Security Trustee may provide that their rights, powers and remedies vest in them jointly and severally, or jointly.

11.7                         Exercise of powers

The power to appoint a receiver or receiver and manager under this deed may be exercised whether or not a Receiver has already been appointed over part of it.

12                                   Powers of Receiver

In addition to powers conferred by other provisions of this deed, by statute or by the terms of appointment, the Receiver may do one or more of the following unless they are specifically excluded by the terms of appointment, at the time, in the manner and on terms (in addition to any terms expressly specified below) which the Receiver thinks fit (and the Security Trustee may vary these powers at any time by notice given to the Chargor and the Receiver):

(a)                                   enter, take or give up possession of, have access to and make use of the Secured Property as often as the Receiver deems expedient;

(b)                                  receive rents and profits derived from the Secured Property;

(c)                                   exercise the rights, powers and remedies of the Chargor over, in connection with or comprising part of the Secured Property;

(d)                                  manage the Secured Property;

(e)                                   carry on any business or pursuit within the powers of the Chargor and perform any obligation of the Chargor in respect of the Secured Property;

(f)                                     subject to obligations imposed by law, sell or agree to sell the Secured Property on any terms including the following:

(i)                                      the sale may take place whether or not the Receiver has taken possession of the Secured Property;

(ii)                                   the sale may be by public auction, private treaty or by tender;

(iii)                                the sale may be in one lot or in parcels, and with or without special provisions about title, or time, or mode of payment of purchase money, or otherwise;

(iv)                               fixtures may be severed and sold apart from any real property;

(v)                                  allow the purchase money to remain secured by a mortgage or charge of the property sold, or secured by other security, or without security, and on any other terms, without being responsible for any resultant loss;

(vi)                               enter into, rescind or vary a contract for sale, and resell without being responsible for loss, and execute assurances of that Secured Property in the name and on behalf of the Chargor or otherwise;

(vii)                            do anything to complete any sale which the Receiver considers desirable, and set aside from the proceeds of sale the amount which the Receiver considers desirable to meet future claims until the possibility of claims being made is ended;

(g)                                  obtain the benefit of any agreement entered into by the Chargor (including by specific performance), whether or not the agreement is entered into in the exercise of the rights, powers and remedies conferred by this deed;

(h)                                  institute, conduct, defend, submit to arbitration, settle, compromise or defer in the name of the Chargor or otherwise on any terms, any proceeding, claim, question or dispute in connection with the Secured Property or this deed and execute releases or other discharges in connection with them;

(i)                                      call and get in Capital of the Chargor;

(j)                                      delegate the Receiver’s powers including this power of delegation to any person for any period;

(k)                                   pull down, rebuild, erect, alter, improve, subdivide, provide services to, insure, and maintain the Secured Property;

(l)                                      lease or license, end, renew, surrender, or accept the surrender of a lease or licence of, the Secured Property, and compromise with or make concessions to tenants, lessees or licensees, or agree to do any of these things, for any period and on any terms;

(m)                                give a person an option to purchase, lease or license the Secured Property on any terms, and give, create, release or vary easements, profits à prendre or restrictions relating to the Secured Property;

(n)                                  surrender or transfer the Secured Property to any person;

(o)                                  exchange the Secured Property with a person for an interest in other property of any tenure (with or without giving or receiving other consideration).  The property so acquired may be dealt with by the Receiver as if it were part of the Secured Property and the Receiver may grant an Encumbrance over that property for the payment of the Secured Money;

(p)                                  remove personal property from the Secured Property and store that property in the name of the Chargor without liability for loss or damage suffered by the Chargor;

(q)                                  do anything which should have been done by the Chargor under this deed or the Transaction Documents but which has not been done or which the Receiver considers has not been done properly;

(r)                                     borrow or raise from the Security Trustee or from another person, in the name and on behalf of the Chargor or otherwise, money required from time to time for any of the purposes mentioned in this clause 12 and do any ancillary act (including draw, accept or endorse bills of exchange).  Any person (including a Security Beneficiary) providing accommodation to the Receiver need not enquire about the necessity or propriety of a borrowing or raising and is not responsible for the misapplication or non-application of money borrowed or raised;

(s)                                   exercise all powers (including the powers of the directors of the Chargor) in connection with the transfer of shares held by any person in the Chargor;

(t)                                     secure money borrowed or raised by Encumbrance over the Secured Property so that the Encumbrance ranks in priority to, equally with, or after this deed;

(u)                                  employ or engage persons (including employees of the Receiver and consultants and professional advisers) in connection with the powers conferred on the Receiver by this clause 12;

(v)                                  do or cause to be done anything to protect the priority of this deed, to protect the Chargor’s or the Security Trustee’s estate or interest in the Secured Property, to enforce this deed, to recover the Secured Money or to protect or enhance the Secured Property;

(w)                                expend money or incur liabilities in exercising the powers conferred on the Receiver by this clause 12;

(x)                                    obtain registration of the Secured Property in the Security Trustee’s or its nominee’s name;

(y)                                  accept the surrender of any rights by a Third Party to a Mortgaged Document and compromise with or make concessions to Third Parties, or agree to do any of these things for any period and on any terms; and

(z)                                    operate the Bank Accounts by the signature only of an Authorised Officer of or other person nominated by the Security Trustee without any requirement for a signature by or for the Chargor; and

(aa)                             negotiate with the Depositee and do all things necessary or desirable to obtain immediate repayment or realisation of the Bank Accounts and Authorised Investments without being responsible for any resultant loss; and

(bb)                           sell, factor or discount or agree to do any of them in respect of the Bank Accounts and Authorised Investments on any terms and do anything necessary or desirable to complete any sale, factoring or discounting which the Security Trustee considers desirable; and

(cc)                             exercise all rights in connection with the Bank Accounts; and

(dd)                           do anything else the law allows an owner or a Receiver of Secured Property to do, including improving, selling or leasing it.

13                                   Disposal of the Secured Property is final

The Chargor agrees that if the Security Trustee or a Receiver sells or otherwise disposes of the Secured Property:

(a)                                   the Chargor will not challenge the acquirer’s right to acquire the Secured Property (including on the ground that the Security Trustee or the Receiver was not entitled to dispose of the Secured Property or that the Chargor did not receive notice of the intended disposal) and the Chargor will not seek to reclaim that property; and

(b)                                  the person who acquires the Secured Property need not check whether the Security Trustee or the Receiver has the right to dispose of the Secured Property or whether the Security Trustee or the Receiver exercises that right properly.

14                                   Exclusion of statutory notices

14.1                         No requirement to give notice

The Security Trustee or a Receiver need not give notice or a demand to the Chargor or allow time to elapse before exercising a right, power or remedy under this deed or conferred by law, unless notice or demand or a lapse of time is required by the terms of this deed or by a law which cannot be excluded.  If the law requires that a period of notice must be given or a lapse of time must occur or be permitted before a right, power or remedy under this deed or conferred by law may be exercised, then:

(a)                                   when a period of notice or lapse of time is mandatory, that period of notice must be given or that lapse of time must occur or be permitted by the Security Trustee or a Receiver; or

(b)                                  when the law provides that a period of notice or lapse of time may be stipulated or fixed by this deed, one day is stipulated and fixed as that period of notice or lapse of time and, without limitation, where applicable, one day is stipulated and fixed as the period of notice or lapse of time during which:

(i)                                      default must continue before a notice is given or requirement otherwise made for payment of the Secured Money or the observance of obligations under this deed; and

(ii)                                   a notice or requirement for payment of the Secured Money or the observance of obligations under this deed must remain not complied with before the Security Trustee’s or a Receiver’s rights, powers or remedies may be exercised.

15                                   Costs, charges, expenses and indemnities

15.1                         Costs

The Chargor agrees to pay or reimburse the Security Trustee on demand for:

(a)                                   the reasonable Costs of the Security Trustee and the Security Beneficiaries in connection with:

(i)                                      the negotiation, preparation, execution and registration of, and payment of Taxes on, this deed; and

(ii)                                   the general on-going administration of this charge and mortgage (including giving and considering consents, waivers, variations, discharges and releases and producing title documents); and

(b)                                  the Security Trustee’s, the Security Beneficiaries’ and any Receiver’s Costs in otherwise acting in connection with this deed, such as enforcing or preserving rights (or considering doing so), or doing anything in connection with any enquiry by an authority involving the Chargor or any of its Related Entities; and

(c)                                   the Taxes and fees (including registration fees) and fines and penalties in respect of fees, which may be payable or determined to be payable in connection with this deed or a payment or receipt or any other transaction contemplated by this deed, including in each case, legal costs and expenses on a full indemnity basis or solicitor and own client basis, whichever is the higher and the reimbursement of the costs of the employees of the Security Trustee for time in attendance.

15.2                         Scope of costs

The Chargor agrees that the Costs referred to in clauses 15.1(a) and 15.1(b) include those payable to:

(a)                                   any independent consultant or other person appointed to evaluate any matter of concern;

(b)                                  any agent of the Security Trustee or a Security Beneficiary, any Receiver or other controller (as defined in the Corporations Act) or any attorney appointed under this deed; and

(c)                                   in the case of the Security Trustee and the Security Beneficiaries, their administration costs in connection with any event referred to in clauses 15.1(a) and 15.1(b).

15.3                         Indemnity

The Chargor indemnifies the Security Trustee and each Security Beneficiary against any liability or loss arising from, and any Costs incurred in connection with:

(a)                                   the payment, omission to make payment or delay in making payment by it of an amount referred to in clause 15.1 (“Costs”); or

(b)                                  an Event of Default; or

(c)                                   any person exercising, or attempting to exercise, a right or remedy in connection with this charge and mortgage; or

(d)                                  any indemnity the Security Trustee gives a controller (as defined in the Corporations Act) or administrator of the Chargor; or

(e)                                   the Secured Property or this deed (including actions, proceedings, costs, claims and demands in connection with the Secured Property or this deed),

including in each case, legal costs and expenses on a full indemnity basis or solicitor and own client basis, whichever is the higher.

The Chargor agrees to pay amounts due under this indemnity on demand from the Security Trustee.

15.4                         Payment of third party losses

The Chargor agrees to pay the Security Trustee on demand an amount equal to any liability or loss and any Costs of the kind referred to in clause 15.3 (“Indemnity”) suffered or incurred by:

(a)                                   any Receiver or an attorney appointed under this deed; or

(b)                                  any of the Security Trustee’s employees, officers, agents, or contractors; or

(c)                                   any lessee, purchaser or occupier of the Secured Property,

including in each case, legal costs and expenses on a full indemnity basis or solicitor and own client basis, whichever is higher.

15.5                         Currency indemnity

If a judgment, order or proof of debt in connection with the Secured Money is expressed in a currency other than the currency in which the Secured Money is due, then the Chargor indemnifies the Security Trustee and each Security Beneficiary against:

(a)                                   any difference arising from converting the other currency if the rate of exchange used by the Security Trustee under clause 5.7 (“Currency Conversion”) for converting the other currency into the due currency when the Security Trustee receives a payment in the other currency is less favourable to the Security Trustee than the rate of exchange used for the purpose of the judgment, order or acceptance of proof of debt; and

(b)                                  the Costs of conversion.

The Chargor agrees to pay amounts under this indemnity on demand from the Security Trustee.

15.6                         Acts to be done at Chargor’s cost

Anything which the Chargor is required to do under this deed must be done at the Chargor’s cost.

15.7                         Exclusion

The amounts referred to in clause 15.1  (“Costs”) are not payable to the Security Trustee to the extent they are due to the wilful default or gross negligence of the Security Trustee.  It is not gross negligence or wilful default of the Security Trustee if duty is not paid in connection with a Finance Document unless the Chargor instructs the Security Trustee to pay the duty, places the Security Trustee in cleared funds to make the payment and the Security Trustee then fails to make the payment.

16                                   Application of money

16.1                         Application

Subject to clauses 16.2 and 16.5 and to the extent permitted by law, money received in connection with this deed is to be applied in the manner and order determined in accordance with the terms of the Security Trust Deed.

16.2                         Insurance proceeds

If money received in connection with this deed represents proceeds of an insurance claim, the Security Trustee may use it to reinstate the Secured Property or carry out work on it.

16.3                         Order of payment

The Security Trustee may use money received under this charge and mortgage towards paying any part of the Secured Money the Security Trustee chooses, including by paying a later instalment before an earlier instalment.  This applies even if that part only falls due after the Security Trustee gives a notice of demand.

16.4                         Amount to be credited

In an application of money under clause 16.1 (“Application”) a Chargor is to be credited only with so much of that money as is actually received by the Security Trustee.  The credit dates from the time of receipt by the Security Trustee (including, where the Security Trustee has appointed a Receiver, the date the Receiver pays money to the Security Trustee).  This provision applies even if in exercising a power of sale the Security Trustee or a Receiver transfers the Secured Property of the Chargor and takes an Encumbrance to secure the unpaid balance of purchase money.

16.5                         Contingent payments

If the Security Trustee receives money in connection with this deed it may deposit an amount not exceeding that part in an interest bearing deposit account on terms which the Security Trustee thinks fit and need not apply it towards satisfying the Secured Money.

17                                   Release

The Security Trustee agrees to execute a release of the Secured Property the charge under this deed at the request of the Chargor on payment of all of the Secured Money including, Secured Money falling within paragraph (d) of the definition of Secured Money.

18                                   Preservation of Security Trustee’s rights

18.1                         Rights and liabilities not affected

The liabilities under this deed of the Chargor and the rights under this deed of the Security Trustee, a Receiver or an attorney appointed under this deed are not affected by anything which might otherwise affect them at law or in equity including one or more of the following (whether occurring with or without the consent of a person):

(a)                                   the Security Trustee, a Security Beneficiary or another person granting time or other indulgence (with or without the imposition of an additional burden) to, compounding or compromising with, or wholly or partially releasing the Chargor, a Debtor or another person in any way;

(b)                                  laches, acquiescence, delay, acts, omissions or mistakes on the part of the Security Trustee, a Security Beneficiary or another person or any combination of them;

(c)                                   any variation or novation of a right of the Security Trustee, a Security Beneficiary or another person, or material alteration of a document, in respect of the Chargor, a Debtor or another person, including an increase in the limit of or other variation in connection with the Secured Money;

(d)                                  the transaction of business, expressly or impliedly, with, for or at the request of the Chargor, a Debtor or another person;

(e)                                   changes which from time to time may take place in the membership, name or business of a firm, partnership, committee or association whether by death, retirement, admission or otherwise whether or not the Chargor, a Debtor or another person was a member;

(f)                                     the loss or impairment of a Collateral Security or a negotiable instrument;

(g)                                  an Encumbrance being void, voidable or unenforceable;

(h)                                  a person dealing in any way with an Encumbrance, guarantee, judgment or negotiable instrument (including taking, abandoning or releasing (wholly or partially), realising, exchanging, varying, abstaining from perfecting or taking advantage of it);

(i)                                      the death of any person or any person being or becoming Insolvent;

(j)                                      a change in the legal capacity, rights or obligations of a person;

(k)                                   the fact that a person is a trustee, nominee, joint owner, joint venturer or a member of a partnership, firm or association;

(l)                                      a judgment against the Chargor, a Debtor or another person;

(m)                                the receipt of a dividend after a person becomes Insolvent or the payment of a sum or sums into the account of the Chargor, a Debtor or another person at any time (whether received or paid jointly, jointly and severally or otherwise);

(n)                                  any part of the Secured Money being irrecoverable;

(o)                                  an assignment of rights in connection with the Secured Money;

(p)                                  the acceptance of repudiation or other termination in connection with the Secured Money;

(q)                                  the invalidity or unenforceability of an obligation or liability of a person other than the Chargor;

(r)                                     invalidity or irregularity in the execution of this deed by the Chargor or any deficiency in the powers of the Chargor to enter into or observe its obligations under this deed;

(s)                                   the opening of a new account by the Chargor or a Debtor or the operation of a new account;

(t)                                     any obligation of the Chargor, a Debtor or any other person being discharged by operation of law or otherwise; or

(u)                                  property secured under an Encumbrance being forfeited, extinguished, surrendered, resumed or determined.

18.2                         No merger with Chargor’s undertaking

The Security Trustee’s and each Security Beneficiary’s rights to payment of the Secured Money arising in any way (including under a negotiable instrument or another contract with the Chargor or a Debtor) do not merge with the Chargor’s undertaking to pay the Secured Money under this deed.

18.3                         Other Encumbrances or judgments

This charge and mortgage does not merge with or adversely affect, and is not adversely affected by, any of the following:

(a)                                   any Encumbrance or other right or remedy to which the Security Trustee or any Security Beneficiary is entitled; or

(b)                                  a judgment which the Security Trustee or any Security Beneficiary obtains against the Chargor or a Debtor in connection with the Secured Money.

The Security Trustee and each Security Beneficiary may still exercise its rights under this charge and mortgage as well as under the judgment, other Encumbrance or the right or remedy.

18.4                         Current obligations

The Security Trustee may demand payment of the Secured Money and exercise its rights, powers and remedies under this deed even if a negotiable instrument, security, contract or other obligation relating to the Secured Money is still current or has not fallen due.

18.5                         Collateral Security not affected

This deed does not affect a Collateral Security or any other right, power or remedy of the Security Trustee or a Security Beneficiary at law or in equity.

18.6                         Security Trustee may retain documents

Until this deed is released in respect of all of the Secured Property the Security Trustee may retain all instruments and documents of title deposited under this deed.

18.7                         No requirement to resort to other Encumbrances

Neither the Security Trustee nor any Security Beneficiary need resort to any other Encumbrance it holds for payment of the Secured Money before it resorts to this deed.

18.8                         No obligation to inquire

A purchaser from or other person dealing with the Security Trustee, a Security Beneficiary or any Receiver, or any attorney appointed under this deed or a person to whom is tendered for registration an instrument duly executed by any of them need not inquire:

(a)                                   whether the Secured Money is in fact owing or payable; or

(b)                                  whether default has occurred; or

(c)                                   whether a right, power or remedy which they have exercised or purported to exercise has been properly exercised; or

(d)                                  whether a Receiver has been properly appointed; or

(e)                                   about any other thing in connection with the exercise or purported exercise of a right, power or remedy.

18.9                         Title not affected by notice

The title of any person relying on this clause is not affected by express or constructive notice of anything in connection with the matters referred to in clauses 18.8(a) to 18.8(e) (inclusive).

18.10                  Liability not affected

The liability of the Chargor under this deed is not affected because:

(a)                                   any other person who was intended to become a co-surety or co-indemnifier for payment of the Secured Money has not done so or has not done so effectively; or

(b)                                  a person who is a co-surety or co-indemnifier for payment of the Secured Money is discharged under an agreement or under statute or a principle of law or equity.

18.11                  Claims that payments are void

If a claim is made that all or part of a payment, obligation, settlement, transaction, conveyance or transfer in connection with the Secured Money is void or voidable under law relating to Insolvency or the protection of creditors or for any other reason and the claim is upheld, conceded or compromised, then:

(a)                                   the Security Trustee and each Security Beneficiary is entitled immediately as against the Chargor to the rights in respect of the Secured Money to which it would have been entitled if all or that part of that payment, obligation, settlement, transaction, conveyance or transfer had not taken place; and

(b)                                  promptly on request from the Security Trustee, the Chargor agrees to do any act and sign any document to restore to the Security Trustee and each Security Beneficiary any Encumbrance or guarantee held by it from the Chargor immediately before that payment, obligation, settlement, transaction, conveyance or transfer.

19                                   Power of attorney

19.1                         Appointment

The Chargor irrevocably as security for the payment of the Secured Money appoints the Security Trustee, each Authorised Officer of the Security Trustee, and each Receiver severally as its attorney for the purposes specified in clause 19.2 (“Scope of power”).

19.2                         Scope of power

Each attorney may at any time while the Security Trustee reasonably believes a Potential Event of Default, Event of Default or Review Event may be subsisting:

(a)                                   in the name of the Chargor or the attorney do anything which the Chargor may lawfully authorise an attorney to do in connection with this deed or the Secured Property or an Authorisation or which in the attorney’s opinion is necessary or expedient to give effect to any right, power or remedy conferred on the Security Trustee or a Receiver by this deed, by law or otherwise (these things may be done in the Chargor’s name or in the name of any Authorised Officer in its capacity as attorney, and they include executing deeds and instituting, transferring, selling or leasing the Secured Property, transferring, selling or surrendering any lease, lodging or withdrawing caveats, starting, conducting and defending legal proceedings and dealing with an Authorisation); and

(b)                                  delegate its powers (including, this power of delegation) to any person for any period and may revoke a delegation; and

(c)                                   exercise or concur in exercising its powers even if the attorney has a conflict of duty in exercising its powers or has a direct or personal interest in the means or result of that exercise of powers.

19.3                         Ratification

The Chargor agrees to ratify anything done by an attorney or its delegate in respect of it in accordance with clause 19.2 (“Scope of power”).

20                                   Priority amount

For the purpose only of fixing priorities in accordance with section 282 of the Corporations Act between this charge and mortgage and any other charge or mortgage given by the Chargor and without affecting any obligation of the Chargor under this deed, the prospective liabilities secured by this deed include the prospective liabilities of the nature specified below up to the maximum amount specified below:

Nature of liabilities:

(a)                                   the obligations of the Chargor and each Debtor to pay under each Guarantee and to pay and repay advances, including under the Finance Documents and pay and repay the Secured Money;

(b)                                  the obligations of the Chargor and each Debtor to pay all amounts paid under bank guarantees issued, including under the Finance Documents and to indemnify against all loss or liability in respect of them;

(c)                                   the obligations of the Chargor and each Debtor to pay interest, fees, indemnity amounts, costs, expenses and other amounts payable, including under the Finance Documents;

(d)                                  the obligations of the Chargor and each Debtor to pay money under Hedge Agreements including following any close-out or termination of any of them;

(e)                                   the obligations of the Chargor and each Debtor to pay or reimburse the Security Trustee and each Security Beneficiary for any of its Costs, indemnities, increased costs or loss incurred, including in connection with the Finance Documents, including those of any attorney or any Receiver or other controller (as defined in the Corporations Act) appointed under this deed.

Maximum amount:                                              A$300,000,000

21                                   Notices

21.1                         Form

Unless expressly stated otherwise in this deed, all notices, certificates, consents, requests, approvals, waivers and other communications in connection with this deed must be in writing, signed by an Authorised Officer of the sender and marked for attention as set out or referred to in the Details or, if the recipient has notified otherwise, marked for attention in the way last notified.

21.2                         Delivery

They must be:

(a)                                   left at the address set out or referred to in the Details; or

(b)                                  sent by prepaid post (airmail, if appropriate) to the address set out or referred to in the Details; or

(c)                                   sent by fax to the fax number set out or referred to in the Details.

However, if the intended recipient has notified a changed postal address or changed fax number, then the communication must be to that address or number.

21.3                         Electronic delivery

Despite anything to the contrary in this clause 21, a communication to or by the Security Trustee:

(a)                                   may be given by means of a secure website access to which is restricted to the parties to the Finance Documents (and, where applicable, their financial and legal advisers) established by the Security Trustee or other electronic means in a manner and subject to rules established by the Security Trustee (after having consulted with the Majority of Financiers) and agreed with the Company; and

(b)                                  if so given, will be taken to be given or made in accordance with this clause 21.

21.4                         When effective

They take effect from the time they are received unless a later time is specified in them.

21.5                         Deemed receipt - postal

If sent by post, they are taken to be received three days after posting (or seven days after posting if sent to or from a place outside Australia).

21.6                         Deemed receipt - fax

If sent by fax, they are taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

21.7                         Deemed receipt - general

Despite clauses 21.5 and 21.6, if they are received after 5pm in the place of receipt or on a non-Business Day, they are taken to be received at 9am on the next Business Day.

22                                   Dealing with interests

The Chargor may not assign or otherwise deal with its rights under this deed or allow any interest in it to arise or be varied, in each case, without the Security Trustee’s consent.

23                                   Miscellaneous

23.1                         Prompt performance

Subject to clause 23.17 (“Time of the essence”):

(a)                                   if this deed specifies when the Chargor agrees to perform an obligation, the Chargor agrees to perform it by the time specified; and

(b)                                  the Chargor agrees to perform all other obligations promptly.

23.2                         Certificates

The Security Trustee may give the Chargor a certificate about an amount payable or other matter in connection with this deed. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.

23.3                         Discretion in exercising rights

The Security Trustee, a Receiver or an attorney appointed under this deed may exercise a right or remedy or give or refuse its consent under this deed in any way it considers appropriate (including by imposing conditions).

23.4                         Partial exercising of rights

If the Security Trustee does not exercise a right or remedy under this deed fully or at a given time, the Security Trustee, a Receiver or an attorney appointed under this deed may still exercise it later.

23.5                         Waiver and variation

A provision of or a right created under this deed may not be waived or varied except in writing signed by the party or parties to be bound, and in all cases, the Security Trustee.

23.6                         Supervening legislation

Any present or future legislation which operates to vary the obligations of the Chargor in connection with this deed, the Secured Money or the Secured Property with the result that the Security Trustee’s rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

23.7                         Approvals and consent

The Security Trustee, a Security Beneficiary, a Receiver or an attorney appointed under this deed may give conditionally or unconditionally or withhold its approval or consent or make any determination under or for the purposes of this deed in its absolute discretion, unless this deed expressly provides otherwise.

23.8                         Set off

At any time after an Event of Default, the Security Trustee may:

(a)                                set off any amount due for payment by the Security Trustee to the Chargor against any amount due for payment by the Chargor to the Security Trustee under this deed; and

(b)                                apply (without notice) any credit balance in any currency in any account of the Chargor with the Security Trustee towards satisfaction of any amount due for payment by the Chargor to the Security Trustee under this deed.

The Chargor authorises the Security Trustee in the name of the Chargor or the Security Trustee to do anything (including, to execute any document) that is required for that purpose.

23.9                         Remedies cumulative

The rights, powers and remedies of the Security Trustee or a Receiver under this deed are cumulative with and not exclusive of the rights, powers or remedies given by law independently of this deed.

23.10                  No liability for loss

Neither the Security Trustee nor a Security Beneficiary nor a Receiver is liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right or remedy.

23.11                  Conflict of interest

The Security Trustee’s and any Receiver’s rights and remedies under this charge and mortgage may be exercised even if this involves a conflict of duty or the Security Trustee or Receiver has a personal interest in their exercise.

23.12                  Security Trustee or Receiver in possession

If the Security Trustee exercises any right under this charge and mortgage or at law to enter or take possession of the Secured Property, it:

(a)                                has complete and unfettered discretion as to how the Secured Property is managed; and

(b)                                is liable to account only for rents and profits actually received by it.

The same applies to any Receiver when acting as agent of the Security Trustee.

23.13                  Continuing security

This charge and mortgage is a continuing security despite any intervening payment, settlement or other thing until the Security Trustee releases the Secured Property from this charge and mortgage.

23.14                  Indemnities

Each indemnity in this deed is a continuing obligation, separate and independent from the other obligations of the Chargor and survives termination of this deed.  It is not necessary for the Security Trustee or a Security Beneficiary to incur expense or make payment before enforcing a right of indemnity conferred by this deed.

23.15                  Inconsistent law

To the extent permitted by law, this charge and mortgage prevails to the extent it is inconsistent with any law.

23.16                  Superannuation legislation

If the Superannuation Industry (Supervision) Act 1993 (Cwlth) prohibits the Chargor from charging or mortgaging any of the Secured Property, this charge and mortgage does not extend to that Secured Property.

23.17                  Time of the essence

Time is of the essence of this deed in respect of an obligation of the Chargor to pay money.

23.18                  Confidentiality

All information provided to the Security Trustee by the Chargor under this deed is confidential to the Security Trustee, its employees, legal advisers, tax advisers, auditors and other consultants and may not be disclosed to any person except:

(a)                                with the consent of the Chargor (such consent not to be unreasonably withheld or delayed); or

(b)                                as required by any law or stock exchange; or

(c)                                in connection with legal proceedings relating to this deed; or

(d)                                if the information is generally and publicly available; or

(e)                                to a person considering entering into (or who enters into) a credit swap with a Security Beneficiary involving credit events relating to the Chargor, a Debtor or any of their Related Entities; or

(f)                                  to a potential assignee, participant or sub-participant of a Security Beneficiary’s interests under a Finance Document or to any other person who is considering entering into contractual relations with a Security Beneficiary in connection with the Finance Documents; or

(g)                                as permitted by a Finance Document; or

(h)                                to any person if the Security Trustee considers it necessary to do so in order to exercise its power of sale without contravening the law; or

(i)                                    to any Security Beneficiary or a Related Entity of the Security Trustee or a Security Beneficiary, provided it agrees to act consistently with this clause 23.18.

23.19                  Each signatory bound

This charge and mortgage binds each person who signs as Chargor even if another person who was intended to sign does not sign it or is not bound by it.

23.20                  Receipts

The receipt of a Receiver or an Authorised Officer of the Security Trustee releases the person paying money to the Receiver or the Security Trustee in connection with this deed from:

(a)                                liability to enquire whether the Secured Money has become payable; and

(b)                                liability for the money paid or expressed to be received; and

(c)                                being concerned to see to its application or being answerable or accountable for its loss or misapplication.

23.21                  Counterparts

This deed may consist of a number of counterparts and the counterparts taken together constitute one and the same instrument.

24                                   Governing law, jurisdiction and service of process

24.1                         Governing law

This deed is governed by the law in force in the place specified in the Details.  The Chargor submits to the non-exclusive jurisdiction of the courts of that place.  The Chargor waives any right it has to object to an action being brought in those courts, including by claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

24.2                         Serving documents

Without preventing any other method of service, any document in a court action may be served on the Chargor by being delivered to or left at its address for service of notices under clause 21.2 (“Delivery”) or, in the case of the Chargor with its Process Agent.

24.3                         Appointment of Process Agent

The Chargor irrevocably appoints the Process Agent as its process agent to receive any document in an action in connection with this deed.

If for any reason the Process Agent ceases to be able to act as process agent, the Chargor must promptly appoint another person in the place specified for governing law in the Details as process agent.

The Chargor agrees that the service of documents on the Process Agent or any other person appointed under this clause will be sufficient service on it.

25                                   Interpretation

25.1                         Definitions

The following words have these meanings in this deed unless the contrary intention appears.

Account Bank means the bank or financial institution with whom a Bank Account is from time to time maintained.

Bank Accounts means at any time the right, title and interest of the Chargor in and in connection with the Project Accounts including its right title and interest in and to:

(a)                                repayment of any money in the Project Accounts on the date of this deed; and

(b)                                repayment of money which is credited to the Project Accounts after the date of this deed; and

(c)                                interest payable on or after the date of this deed on money credited to the Project Accounts (whether or not the interest is credited to the Project Accounts).

Capital means the capital and share premiums of the Chargor, called or uncalled, paid or unpaid.

Chargor means the person so described in the Details.  It includes its successors and assigns.

Collateral Security means a present or future Encumbrance (other than this deed), guarantee or indemnity given by the Chargor or another person to secure or otherwise provide for the payment of the Secured Money including the documents identified in schedule 1.

Debtor and Debtors means each of the Company, Tipperary CSG, Tipperary, Slough USA, TOGC, Tipperary Pastoral and the Recourse Guarantor.

Depositee means any financial institution or person with whom the Chargor has made or makes a deposit or an investment. It includes each person with whom a Bank Account is held (including the Account Bank) or an Authorised Investment is made.

Details means the section of this deed headed “Details”.

Event of Default has the meaning given in clause 10.1 of this deed.

Guarantee means each “Guarantee” as defined in the Project Facilities Agreement and the document entitled “guarantee” as more particularly defined in the definition of US Security in the Project Facilities Agreement.

Mortgaged Debt Documents means all the present and future right, title and interest of the Chargor in, to, under and in connection with:

(a)                                   each present and future agreement (whether written or not) between the Chargor and Tipperary Pastoral, TOGA or TCSG (whether or not there are other parties to such an agreement) under which an obligation to pay money is owed by Tipperary Pastoral, TOGA or TCSG to the Chargor; and

(b)                                  all present and future instruments (negotiable or otherwise) in connection with each such agreement referred to in paragraph (a) including all choses in action existing at the date of this mortgage or which arise after that time in favour of the Chargor in connection with those agreements.

Mortgaged Documents means any and all Mortgaged Property which is a document or instrument.  It includes all Mortgaged Property described in paragraphs (a), (b), (c), (d), (e), (f), (h), (i), (j), (k) and (l) of the definition of Mortgaged Property, as well as the proviso at the end of the definition of Mortgaged Property. A reference to Mortgaged Document includes any part of it.

Mortgaged Interest means:

(a)                                   the Mortgaged Debt Documents; and

(b)                                  all amounts and all obligations which at any time, for any reason or circumstance in connection with any agreement, transaction, engagement, document, instrument (negotiable or otherwise), event, act, omission, matter or thing whatsoever, whether at law, in equity, under statute or otherwise (and whether or not of a type within the contemplation of the parties at the date of this mortgage) are payable, are owing but not currently payable, are contingently owing, or remain unpaid, as the case may be, by Tipperary Pastoral, TOGA or TCSG to the Chargor.

Mortgaged Property means all the present and future right, title and interest of the Chargor in, to, under, connected with and derived from:

(a)                                   the Project Production Leases, the Project ATPs and the Project Pipeline Licences, including any title to or interest therein now or at a later time held by it, including as Operator, and including any title to or interest therein (now or at a later time) held by it which is legal, beneficial, equitable or otherwise (including as a result of the Operator holding an interest in any of Project Production Leases, Project ATPs or Project Pipeline Licences on trust, whether express, implied, constructive, by operation of law or otherwise); and

(b)                                  the Project Area, including any title to or interest in the land included in the Project Area now or at a later time held by it, including as Operator, and including any title to or interest therein (now or at a later time) held by it which is legal, beneficial, equitable or otherwise (including as a result of the Operator holding an interest in any of the Project Area (including any title to or interest in the land included in the Project Area) on trust, whether express, implied, constructive, by operation of law or otherwise); and

(c)                                   the Project Documents; and

(d)                                  every contract for the use by any third party of any of the assets and property included in the Project; and

(e)                                   Authorisations in relation to the Project; and

(f)                                     any other contract, document, instrument, agreement, permit, lease, licence, consent, easement, right of way or other right or interest in land, which is connected with the Project or to the construction, operation or maintenance of the Project, or to the extraction, transportation, treatment or marketing of gas in connection with the Project; and

(g)                                  Revenue, the Bank Accounts and the balance of the Bank Accounts from time to time; and

(h)                                  the Mortgaged Interests; and

(i)                                      interests in, and arising under, insurance policies (including the Insurance Policies) and all proceeds of any claim under those policies, which are connected with the Project; and

(j)                                      manufacturers’ and contractors’ warranties, and other bonds and performance guarantees held by or on behalf of the Chargor in connection with the Project; and

(k)                                   each other document or chose in action to which the Chargor is a party or has the benefit of which is connected with the Project and which is designated as Mortgaged Property by the Security Trustee by notice in writing to the Chargor; and

(l)                                      all present and future instruments (negotiable or otherwise) in connection with the above, including all choses in action existing at the date of this deed or which arise after that time in favour of the Chargor in connection with the above, including whether that right, title or interest is legal, beneficial, equitable or otherwise (including as a result of the Operator holding an interest in any of the above on trust (whether express, implied, constructive, by operation of law or otherwise) for the Chargor and including any right, title or interest in any of the above the Chargor holds on trust (whether express, implied, constructive, by operation of law or otherwise) (including, for example, because it is the Operator).

A reference to Mortgaged Property includes any part of it.

Petroleum Act means the Petroleum Act 1923 (Qld).

Process Agent has the meaning given in the Project Facilities Agreement.

Project Facilities Agreement means the agreement named “Comet Ridge Project Facilities Agreement” dated on or about the date of this deed between the Chargor, the Security Trustee and others.

Receiver means a person or persons appointed under or by virtue of this deed as receiver or receiver and manager.

Secured Money means all amounts which:

at any time;

for any reason or circumstance in connection with any agreement, transaction, engagement, document, instrument (whether negotiable or not), event, act, omission, matter or thing whatsoever;

whether at law, in equity, under statute or otherwise;

and whether or not of a type within the contemplation of the parties at the date of this deed:

(a)                                are payable, are owing but not currently payable, are contingently owing, or remain unpaid, by the Chargor or a Debtor to a Security Beneficiary; or

(b)                                have been advanced or paid by a Security Beneficiary:

(i)                                    at the express or implied request of the Chargor or a Debtor; or

(ii)                                 on behalf of the Chargor or a Debtor; or

(c)                                a Security Beneficiary is liable to pay by reason of any act or omission of the Chargor or a Debtor or has paid or advanced in the protection or maintenance of the Secured Property or the security interest created by this deed following an act or omission by the Chargor or a Debtor; or

(d)                                are reasonably foreseeable as likely, after that time, to fall within any of paragraphs (a), (b) or (c) above.

A reference to Secured Money includes any part of it.

This definition applies:

(i)                                    irrespective of the capacity in which the Chargor, or a Debtor or a Security Beneficiary became entitled to, or is liable in respect of, the amount concerned;

(ii)                                 whether the Chargor, or a Debtor or a Security Beneficiary is liable as principal debtor or surety or otherwise;

(iii)                              whether the Chargor or a Debtor or a Security Beneficiary is liable alone, or jointly, or jointly and severally with another person;

(iv)                             whether a Security Beneficiary is the original obligee or an assignee of the Secured Money and whether or not:

(A)                                the assignment took place before or after the delivery of this deed; or

(B)                                  the Chargor or a Debtor consented to or was aware of the assignment; or

(C)                                  the assigned obligation was secured;

(v)                                whether a Security Beneficiary is the original chargee or mortgagee or an assignee of the original chargee or mortgagee and whether or not the Chargor or a Debtor consented to or was aware of the assignment or any of the Secured Money was previously unsecured; or

(vi)                             if the Chargor or a Debtor is a trustee, whether or not it has a right of indemnity from the trust fund.

Secured Property means all the right, title and interest both present and future of the Chargor in and to all property and undertaking in, to, under, connected with and derived from the Project including all the right, title and interest both present and future of the Chargor in, to, under, connected with and derived from:

(a)                                   the Project Production Leases, the Project ATPs and the Project Pipeline Licences, including any title to or interest therein now or at a later time held by it, including as Operator, and including any title to or interest therein (now or at a later time) held by it which is legal, beneficial, equitable or otherwise (including as a result of the Operator holding an interest in any of the Project Production Leases, Project ATPs or Project Pipeline Licences on trust, whether express, implied, constructive, by operation of law or otherwise); and

(b)                                  the Project Area, including any title to or interest in the land included in the Project Area now or at a later time held by it, including as Operator, and including any title to or interest therein (now or at a later time) held by it which is legal, beneficial, equitable or otherwise (including as a result of the Operator holding an interest in any of the Project Area (including any title to or interest in the land included in the Project Area) on trust, whether express, implied, constructive, by operation of law or otherwise); and

(c)                                   the Project Documents; and

(d)                                  every contract for the use by any third party of any of the assets and property included in the Project; and

(e)                                   Authorisations in relation to the Project; and

(f)                                     any other contract, document, instrument, agreement, permit, lease, licence, consent, easement, right of way or other right or interest in land, which is connected with the Project or to the construction, operation or maintenance of the Project, or to the extraction, transportation, treatment or marketing of gas in connection with the Project; and

(g)                                  Revenue, the Bank Accounts and the balance of the Bank Accounts from time to time; and

(h)                                  the Mortgaged Interests; and

(i)                                      gas extracted from the Project Area; and

(j)                                      (in so far as they are connected with the Project) all pipelines, buildings, improvements, structures, systems, fixtures, plant, machinery, tools and other personal property at any time acquired, leased or held and used or intended for use in connection with or incidental to the extraction and treating of gas, and all associated facilities and infrastructure; and

(k)                                   interests in, and arising under, insurance policies (including the Insurance Policies) and all proceeds of any claim under those policies, which are connected with the Project; and

(l)                                      manufacturers’ and contractors’ warranties, and other bonds and performance guarantees held by or on behalf of the Chargor in connection with the Project; and

(m)                                all exploration and production information, documents, maps, reports, records, studies and other written data, including all data stored on magnetic tapes, disks or diskettes or any other computer storage media, relating to geological and geophysical work, feasibility studies and other operations conducted with respect to the Project Area; and

(n)                                  each other asset (of what ever kind) of the Chargor or which the Chargor has the benefit of which is connected with the Project and which is designated as Secured Property by the Security Trustee by notice in writing to the Chargor; and

(o)                                  all present and future instruments (negotiable or otherwise) in connection with the above, including all choses in action existing at the date of this deed or which arise after that time in favour of the Chargor in connection with the above, including whether that right, title or interest is legal, beneficial, equitable or otherwise (including as a result of the Operator holding an interest in any of the above on trust (whether express, implied, constructive, by operation of law or otherwise) for the Chargor and including any right, title or interest in any of the above the Chargor holds on trust (whether express, implied, constructive, by operation of law or otherwise) (including, for example, because it is the Operator).

It includes the Mortgaged Property.

A reference to Secured Property includes any part of it.

Security Beneficiary has the meaning it has in the Security Trust Deed. It includes the Security Trustee (for its own account or for the account of another Security Beneficiary).

Security Trust Deed has the meaning given in the Project Facilities Agreement.

Security Trustee means the person or persons so described in the Details and includes their successors and assigns.

Taxes means taxes, levies, imposts, deductions, charges, withholdings and duties imposed by any authority (including, stamp and transaction duties), (together with any related interest, penalties, fines and expenses in connection with them), except if imposed on the overall net income of a Security Beneficiary.

Third Party means each person other than the Chargor who is a party to or has obligations in connection with any Mortgaged Document.

Works means building work, excavation or earthworks on the Secured Property, work demolishing, removing or altering any part of the Secured Property, or any building or development work required by an authority in connection with the Secured Property.

25.2                         Interpretation

In this deed unless the contrary intention appears:

(a)                                a reference to this deed or another instrument includes any variation or replacement of any of them;

(b)                                a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(c)                                law means common law, principles of equity, and laws made by parliament (and laws made by parliament include State, Territory, Commonwealth and United States State and Federal laws and regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of any of them);

(d)                                the singular includes the plural and vice versa;

(e)                                the word “person” includes a firm, a body corporate, an unincorporated association or an authority;

(f)                                  a reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(g)                                a group of persons is a reference to any two or more of them jointly and each of them individually;

(h)                                a reference to an accounting term is to be interpreted in accordance with accounting standards under the Corporations Act and, if not inconsistent with those accounting standards, generally accepted principles and practices in Australia consistently applied by a body corporate or as between bodies corporate and over time;

(i)                                    a reference to any thing (including the Secured Money, any other amount, the Mortgaged Property and the Secured Property) is a reference to the whole and each part of it and a reference to a group of persons is a reference to all of them collectively, to any two or more of them collectively and to each of them individually;

(j)                                    an Event of Default, Potential Event of Default or Review Event subsists until it has been remedied to the satisfaction of the Security Trustee or waived in writing by the Security Trustee;

(k)                                Australian dollars, dollars $ or A$ is a reference to the lawful currency of Australia;

(l)                                    the words “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(m)                            the Corporations Act is a reference to the Corporations Act 2001 (Cwlth).

25.3                         Headings

Headings (including those in brackets at the beginning of paragraphs) are inserted for convenience and do not affect the interpretation of this deed.

25.4                         Cross-referred definitions

A term which has a defined meaning in (or by reference to another document in) the Security Trust Deed has the same meaning when used in this deed unless it is expressly defined in this deed when the meaning given to the term in this deed prevails.

25.5                         Payment of all the Secured Money

For the purposes of clauses 2.4 (“Agreement to reassign”) and 17 (“Release”), a reference to “payment of all the Secured Money” means when both:

(a)                                the Secured Money has been fully and finally repaid (and the Security Beneficiaries have ceased to have any commitments (including under any Hedge Agreements)); and

(b)                                the Security Trustee is satisfied that no transaction (including any payment) in connection with this deed or the Secured Money is capable of being avoided, restored or adjusted in a liquidation, compulsory or official management or similar process or under any law relating to Insolvency.

25.6                         Capacity of Security Trustee

The Security Trustee enters into this deed solely in its capacity as security trustee under the Security Trust Deed and the other parties to this deed acknowledge and agree that:

(a)                                the Security Trustee holds the benefit of this deed for the Security Beneficiaries on the terms of the Security Trust Deed and the Project Facilities Agreement;

(b)                                the Security Trustee is bound to act on the instructions given to it pursuant to the terms of the Project Facilities Agreement;

(c)                                any rights which a party may have against the Security Trustee under or in respect of this deed are not against the Security Trustee personally but against the Security Trustee solely in its capacity as trustee of the trust established under the Security Trust Deed; and

(d)                                the Security Trustee may not be called on and is not liable to satisfy any obligation or liability under or in connection with this deed except to the extent to which the Security Trustee is entitled to be indemnified out of the assets of the trust established under the Security Trust Deed provided that this paragraph (d) does not apply to any obligation or liability of the Security Trustee to the extent that it is not satisfied because under the Project Facilities Agreement or by operation of law there is a reduction in the extent of the Security Trustee’s indemnification or exoneration out of the assets of the trust established under the Security Trust Deed as a result of the Security Trustee’s fraud, gross negligence or wilful default.

EXECUTED as a deed.

Schedule 1 - Collateral Security

Item 1  - (clause 26.1 - definition of “Collateral Security”)

Specifically identified Collateral Security:

(a)                                   the Security.

Schedule 2 - (Clause 6.2) Notice of assignment - Bank Accounts

To:	[ACCOUNT BANK]
[Address]

Comet Ridge Project - Project Accounts

We refer to:

the Comet Ridge Project Facilities Agreement dated [              ] between ourselves as Chargor, [name of Agent] (as Agent and as a Financier) and others (a copy of which you have received).

Terms having a defined meaning in (or by reference to another documents in) the Comet Ridge Project Facilities Agreement or the charge and mortgage referred to below have the same meaning when used in this notice unless defined in this notice..

WE GIVE YOU NOTICE:

1.                                      that by a charge and mortgage pursuant to a TC Deed of Security dated [        ] and made between [insert name of Chargor] (“Chargor”) and [name of Security Trustee](“Security Trustee”) (“Charge and Mortgage”), the Chargor has charged and assigned to the Security Trustee as security for the payment of certain money to the Security Trustee and others all of the Chargor’s right, title and interest in connection with the Project Accounts including, without limitation its right, title and interest in and to:

(a)                                   repayment of any amount in the Project Accounts on the date of the charge and mortgage; and

(b)                                  repayment of any and all moneys credited to the Project Accounts on or after the date of the Charge and Mortgage; and

(c)                                   interest payable on or after the date of the Charge and Mortgage on money credited to the Project Accounts (whether or not the interest is credited to the Project Accounts).

2.                                      that the signatories to the Project Accounts are [              ] and [                 ]  We have, however, agreed with the Security Trustee that, in certain circumstances, the Security Trustee may give you a notice which states that the Project Accounts may be operated only by [              ] as the person representing the Security Trustee.  If you receive such a notice from the Security Trustee you are instructed by us to act in accordance with the notice without reference to us and you need not enquire whether the Security Trustee is in fact entitled to give such a notice.

3.                                      that the instructions contained in this notice cannot be revoked or varied by us except with written consent to that effect from the Security Trustee.

A reference to “Security Trustee” includes a reference to any successor, or assignee of the Security Trustee, including without limitation, as may be notified to you.

The Security Trustee enters into this notice solely in its capacity as Security Trustee under the Security Trust Deed and the other parties to this notice acknowledge and agree:

•                                           the Security Trustee holds the benefit of this notice for the Security Beneficiaries on the terms of the Security Trust Deed and the Project Facilities Agreement (or other Relevant Agreement);

•                                           the Security Trustee is bound to act on the instructions given to it pursuant to the terms of the Project Facilities Agreement (or other Relevant Agreement); and

•                                           the Security Trustee has no obligations or liabilities under or in connection with this notice.

For
[Insert name of Chargor]

Dated

The terms of the notice set out above are confirmed by the Security Trustee.

For
[name of Security Trustee]

Dated

TO:                         [name of Security Trustee]

We acknowledge receipt of the notice set out above and consent to the Charge and Mortgage and to the account operating procedures.  We have received no notice of any right, title or interest in connection with the Project Accounts, other than the interests of the Chargor and the Security Trustee as contemplated by this notice. The Charge and Mortgage ranks in priority to any set off or right to combine or consolidate accounts which we may claim over the Project Accounts.

For
[ACCOUNT BANK]

Dated]

Schedule 3 - (Clause 6.4) Notice of Assignment - Mortgaged Documents

To:                              [Third Party]

[Name of Chargor] [Description of Mortgaged Document/] -
(“Mortgaged Document”)

We refer to the Mortgaged Document. Terms having a defined meaning in (or by reference to another document in) the Mortgage (defined below) have the same meaning when used in this notice unless defined in this notice.

WE GIVE YOU NOTICE THAT:

1.                                      by a TC Deed of Security (“Mortgage”) dated [      ] and made by us in favour of [name of Security Trustee] (“Security Trustee”), we have charged and assigned to the Security Trustee as security for the payment of certain money our right, title and interest in, to and under the Mortgaged Document;

2.                                      you must promptly notify the Security Trustee of any default by us in the observance of our obligations under the Mortgaged Document of which you become aware and of any other event you become aware of which entitles or which, with the giving of notice, lapse of time or fulfilment of any other condition, would entitle you to exercise your rights under the Mortgaged Document to terminate the Mortgaged Document or to claim damages under the document or to rescind or accept a repudiation by us of the Mortgaged Document;

3.                                      the instructions contained in this notice cannot be revoked or varied by us except with written consent to that effect from the Security Trustee.

A reference to “Security Trustee” includes a reference to any successor, or assignee of the Security Trustee, including without limitation as may be notified to you.

The Security Trustee enters into this notice solely in its capacity as Security Trustee under the Security Trust Deed and the other parties to this notice acknowledge and agree:

•                                           the Security Trustee holds the benefit of this notice for the Security Beneficiaries on the terms of the Security Trust Deed and the Project Facilities Agreement (or other Relevant Agreement);

•                                           the Security Trustee is bound to act on the instructions given to it pursuant to the terms of the Project Facilities Agreement (or other Relevant Agreement); and

•                                           the Security Trustee has no obligations or liabilities under or in connection with this notice.

For

[Insert name of Chargor]

Dated

The terms of the notice set out above are confirmed by the Security Trustee.

For
[name of Security Trustee]

Dated

TO:                         [name of Security Trustee]

We acknowledge receipt of the notice set out above and consent to the Mortgage and to the instructions contained in this notice.  We have received no notice of any right, title or interest in connection with the Mortgaged Document, other than the interests of the Security Trustee as contemplated by this notice.

For
[Third Party]

Dated

Signing page

DATED:	9 June	2004

Chargor

SIGNED, SEALED AND DELIVERED by	) )
DAVID BRADSHAW	)
as attorney for TIPPERARY CORPORATION under power of attorney dated 1 June 2004	) ) )
)
in the presence of:	)
)
)
/s/ D. Padmore	)	/s/ David L. Bradshaw
Signature of witness	) )	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
Deanne Elizabeth Padmore	)
Name of witness (block letters))

Security Trustee

SIGNED, SEALED AND DELIVERED by LEE SUTTON	) )
)
as attorney for ANZ FIDUCIARY SERVICES PTY LIMITED under power of attorney dated 8 June 2004 in the presence of:	) ) ) ) )
)
)
/s/ D. MACFARLANE	)	/s/ Lee Sutton
Signature of witness	) )	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
DUNCAN MACFARLANE	)
Name of witness (block letters))